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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ____)*

                                 OccuLogix, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   67461T 10 7
                              ---------------------
                                 (CUSIP Number)

                                December 8, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[X]   Rule 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.    NAMES OF REPORTING PERSONS/
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      TLC Vision Corporation
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Province of New Brunswick
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    NUMBER OF     5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY         3,686,685
    OWNED BY
     EACH
   REPORTING
    PERSON
     WITH
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                  6.   SHARED VOTING POWER

                       17,788,379
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                  7.   SOLE DISPOSITIVE POWER

                       3,686,685
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                  8.   SHARED DISPOSITIVE POWER

                       17,788,379
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      21,475,064
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

      Not applicable                                                        [ ]
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      51.4%
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12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
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Item 1(a). Name of Issuer

           OccuLogix, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices

           2600 Skymark Drive, Unit 9, Suite 201, Mississauga, Ontario L4W 5B2

Item 2(a). Name of Person Filing

           TLC Vision Corporation

Item 2(b). Address of Principal Business Office or, if none, Residence

           5280 Solar Drive, Suite 100, Mississauga, Ontario L4W 5M8

Item 2(c). Citizenship

           Province of New Brunswick

Item 2(d). Title of Class of Securities

           Common Stock

Item 2(e). CUSIP Number

           67461T 10 7

Item 3.    Not applicable

Item 4.    Ownership

                  (a)   Amount Beneficially Owned:

                        21,475,064

                  (b)   Percent of Class:

                        51.4%

                  (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote:

                              3,686,685

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                        (ii)  shared power to vote or to direct the vote:

                              17,788,379*

                        (iii) sole power to dispose or to direct the disposition
                              of:

                              3,686,685

                        (iv) shared power to dispose or to direct the disposition of:

                              17,788,379*

Item 5.    Ownership of Five Percent or Less of a Class

           Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

           Not applicable

Item 8.    Identification and Classification of Members of the Group

           Not applicable

Item 9.    Notice of Dissolution of Group

           Not applicable

Item 10.   Certification

           Not applicable

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* Owned by TLC Vision (USA) Corporation, a wholly owned subsidiary

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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of February 2, 2005.

                                          TLC VISION CORPORATION

                                          By: /s/ S. P. Rasche
                                              ----------------
                                              Name: S.P. Rasche
                                              Title: Chief Financial Officer